Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate Release
Contact	Investors:	Robert Cherry (281) 591-4560
	Media:	Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Reports First Quarter 2009 Diluted Earnings per Share from Continuing Operations of $0.56, up 8 Percent

Highlights:

•	Energy Production Systems operating profit up 10 percent

•	Total company backlog at $3.4 billion

•	Company narrows 2009 guidance for diluted earnings per share to a range of $2.40 to $2.50

HOUSTON, April 29, 2009 – FMC Technologies, Inc. (NYSE:FTI) today reported first quarter 2009 revenue from continuing operations of $1.1 billion, up 1 percent over the first quarter of 2008. Diluted earnings per share from continuing operations were $0.56, up 8 percent from $0.52 per diluted share in the prior-year quarter. Diluted earnings per share of $0.62 from the first quarter of 2008 included $0.10 per share from the FoodTech and Airport Systems businesses that were fully divested in July of 2008.

Led by subsea systems, the first quarter operating profit in Energy Production Systems increased 10 percent as compared to the first quarter of 2008. Operating profit in Energy Processing Systems was down 27 percent due mainly to the rapid decrease in North American pressure pumping activity. Overall, operating profit for the company was flat compared to the prior-year quarter.

“Given the current economic conditions in our industry including the significant decline in North American land activity, we are very encouraged by our first quarter results,” said Peter D. Kinnear, Chairman, President and Chief Executive Officer. “We continue to operate in an uncertain macroeconomic environment, but we benefit from $3.4 billion in backlog. However, given the weakness in North America, we are narrowing our estimate of 2009 diluted earnings per share from continuing operations to a range of $2.40 to $2.50.”

-more-

FMC Technologies Reports First Quarter 2009 Diluted Earnings per Share from Continuing Operations of $0.56, up 8 Percent	2

Energy Production Systems

Energy Production Systems’ first quarter revenue of $872.3 million increased 2 percent over the prior-year quarter due to increased subsea systems sales. Revenue for subsea systems was $716 million for the quarter, up 2 percent from the prior-year quarter. Surface wellhead revenue was comparable to the first quarter of 2008.

Energy Production Systems’ operating profit of $104.4 million increased 10 percent over the prior-year quarter. The increase was due to higher volume and operating margin in subsea systems.

Energy Production Systems’ inbound orders for the first quarter of 2009 were $614.3 million, including subsea systems orders of $481 million. Backlog for Energy Production Systems was $3.1 billion and included $2.7 billion in subsea backlog at the end of the first quarter.

Energy Processing Systems

Energy Processing Systems’ first quarter revenue of $181.0 million was 11 percent lower than the prior-year quarter. The revenue decrease came primarily from the fluid control business, which was significantly impacted by the reduction in North American pressure pumping activity.

Energy Processing Systems’ first quarter operating profit of $28.5 million was down 27 percent from the prior-year quarter, again, primarily from the impact of decreased North American pressure pumping activity on the fluid control business.

Energy Processing Systems’ inbound orders were $146.5 million for the first quarter and backlog was $278.7 million.

Corporate Items

Corporate expense in the first quarter of 2009 was $6.8 million, a decrease of $2.1 million from the prior-year quarter due in part to lower professional service expenses.

Other expense, net, was $25.0 million, an increase of $0.7 million from the prior-year quarter. Significant items in the quarter included the acceleration of stock-based compensation expenses in accordance with accounting standards and foreign exchange losses, which resulted in expenses of $5.7 and $7.3 million, respectively.

The company ended the quarter with net debt of $82.3 million. Net interest expense was $2.1 million in the quarter.

The company repurchased 1.5 million shares of common stock in the quarter for $43.5 million and now has 8.1 million shares remaining in its stock repurchase authorization.

FMC Technologies Reports First Quarter 2009 Diluted Earnings per Share from Continuing Operations of $0.56, up 8 Percent	3

Depreciation and amortization for the first quarter was $19.3 million, up slightly from the previous quarter. Capital expenditures during the first quarter totaled $25.4 million.

The company recorded an effective tax rate of 28.0 percent for the first quarter.

Summary and Outlook

FMC Technologies reported diluted earnings per share from continuing operations of $0.56, up 8 percent from the prior-year quarter. Energy Production Systems’ operating profits were up 10 percent over the first quarter of 2008. The total company backlog was $3.4 billion at the end of the quarter.

The company narrowed its estimate for 2009 diluted earnings per share from continuing operations to a range of $2.40 to $2.50.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. Named by FORTUNE Magazine as America’s Most Admired Oil and Gas Equipment, Service Company in 2005, 2006 and 2008, FMC Technologies has approximately 9,800 employees and operates 19 manufacturing facilities in 14 countries. For more information visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its first quarter 2009 conference call at 9:00 a.m. EDT on Thursday, April 30, 2009. The event will be available at www.fmctechnologies.com. An archived audio replay will also be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended March 31
	2009	2008
Revenue	$1,053.0	$1,040.1

Costs and expenses	945.6	932.8

	107.4	107.3

Other income (expense), net	(6.1)	(5.8)

Income before net interest expense and income taxes	101.3	101.5
Net interest income (expense)	(2.1)	—

Income from continuing operations before income taxes	99.2	101.5
Provision for income taxes	27.7	32.6

Income from continuing operations	71.5	68.9
Income (loss) from discontinued operations, net of income taxes	(0.3)	13.1

Net Income	71.2	82.0
Less: net income attributable to noncontrolling interests	(0.2)	(0.5)

Net income attributable to FMC Technologies, Inc.	$71.0	$81.5

Basic Earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.57	$0.53
Income (loss) from discontinued operations	—	0.10

Basic earnings per share	$0.57	$0.63

Basic weighted average shares outstanding	125.9	130.1

Diluted earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.56	$0.52
Income (loss) from discontinued operations	—	0.10

Diluted earnings per share	$0.56	$0.62

Diluted weighted average shares outstanding	127.8	132.0

Net income attributable to FMC Technologies, Inc.:
Income from continuing operations	$71.3	$68.4
Income (loss) from discontinued operations	(0.3)	13.1

Net income attributable to FMC Technologies, Inc.	$71.0	$81.5

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2009	2008
Revenue

Energy Production Systems	$872.3	$854.0
Energy Processing Systems	181.0	203.9
Other revenue (1) and intercompany eliminations	(0.3)	(17.8)

	$1,053.0	$1,040.1

Income before income taxes

Segment operating profit
Energy Production Systems	$104.4	$95.0
Energy Processing Systems	28.5	39.2

Total segment operating profit	132.9	134.2

Corporate items
Corporate expense	(6.8)	(8.9)
Other revenue and other expense, net (1)	(25.0)	(24.3)
Net interest expense	(2.1)	—

Total corporate items	(33.9)	(33.2)

Income from continuing operations before income taxes attributable to FMC Technologies, Inc.	$99.0	$101.0

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2009	2008
Inbound Orders

Energy Production Systems	$614.3	$913.1
Energy Processing Systems	146.5	257.8

Subtotal Energy Systems	760.8	1,170.9
Other orders and intercompany eliminations	(0.7)	(17.4)

Total inbound orders	$760.1	$1,153.5

	March 31
	2009	2008
Order Backlog

Energy Production Systems	$3,087.0	$4,221.7
Energy Processing Systems	278.7	384.5

Subtotal Energy Systems	3,365.7	4,606.2
Intercompany eliminations	(6.6)	(2.1)

Total order backlog	$3,359.1	$4,604.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2009 (Unaudited)	December 31, 2008
Cash and cash equivalents	$411.5	$340.1
Trade receivables, net	846.7	996.1
Inventories	605.9	559.3
Other current assets	444.8	542.8

Total current assets	2,308.9	2,438.3

Property, plant and equipment, net	514.2	494.9
Goodwill	130.5	128.7
Intangible assets, net	66.8	70.2
Investments	138.9	151.2
Other assets	308.1	297.6

Total assets	$3,467.4	$3,580.9

Short-term debt and current portion of long-term debt	$15.3	$23.0
Accounts payable, trade and other	463.8	495.9
Advance payments and progress billings	746.2	770.3
Other current liabilities	557.8	670.6
Liabilities of discontinued operations	2.7	3.5

Total current liabilities	1,785.8	1,963.3

Long-term debt, less current portion	478.5	472.0
Other liabilities	455.7	446.9
Common stock	1.4	1.4
Other FMC Technologies, Inc. stockholders’ equity	737.5	689.0
Noncontrolling interest in consolidated companies	8.5	8.3

Total liabilities and equity	$3,467.4	$3,580.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Three Months Ended March 31
	2009	2008
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$71.3	$68.4
Depreciation and amortization	19.3	15.7
Trade accounts receivable, net	154.2	(23.5)
Inventories	(48.6)	(24.1)
Accounts payable, trade and other	(36.6)	19.8
Advance payments and progress billings	(33.9)	117.0
Other	19.6	(24.1)

Net cash provided by operating activities of continuing operations (1)	145.3	149.2

Cash provided (required) by operating activities of discontinued operations	(1.1)	7.5

Cash provided (required) by investing activities of continuing operations:
Capital expenditures	(25.4)	(43.0)
Proceeds on disposal of assets	1.1	1.3

Net cash required by investing activities of continuing operations	(24.3)	(41.7)

Cash provided (required) by investing activities of discontinued operations	—	(3.2)

Cash provided (required) by financing activities:
Net issuance of debt	(1.7)	103.8
Issuance of capital stock	0.1	1.4
Purchase of stock held in treasury	(43.5)	(88.8)
Other financing	(5.8)	(1.6)

Net cash provided (required) by financing activities (1)	(50.9)	14.8

Effect of changes in foreign exchange rates on cash and cash equivalents	2.4	2.7

Increase in cash and cash equivalents	71.4	129.3

Cash and cash equivalents, beginning of period	340.1	129.5

Cash and cash equivalents, end of period	$411.5	$258.8

(1)	We have corrected an immaterial error for the three months ended March 31, 2008 by adjusting cash paid from operating activities to financing activities. The correction relates to the minimum tax withholding paid to taxing authorities on behalf of employees for share-based compensation awards that is required to be classified as a financing activity in the statement of cash flows. The correction increased cash provided by operating activities for the three months ended March 31, 2008 by $16.3 million with an offsetting decrease of $16.3 million in cash required by financing activities. The correction of error does not impact the net change in cash and cash equivalents and is not material to our previously reported Statement of Cash Flow.